    Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE BYLAWS OF
NETAPP, INC.

The undersigned, Andrew Kryder, hereby certifies that he is the duly appointed, qualified, and acting Senior Vice President of Tax and Legal and Secretary of NetApp, Inc., a Delaware corporation (the “Company”), and that on March 7, 2008 pursuant to Article III, Section 1 of the Bylaws of the Company the Board of Directors of the Company amended such Bylaws as set forth below:

“I. Increase in the Number of Directors

WHEREAS: The Board deems it advisable and in the best interests of the Company and its stockholders to increase the number of authorized directors on the Board from ten (10) to eleven (11); and

WHEREAS: Article III, Section 1 of the Bylaws of the Company states, in relevant part:

“The number of directors of this corporation that shall constitute the whole Board shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.”

NOW, THEREFORE, BE IT RESOLVED: That the number of authorized directors on the Board be, and hereby is, increased from ten (10) to eleven (11).”

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of March, 2008.

 /s/ Andrew Kryder

Signed

Andrew Kryder

Senior Vice President of Tax and Legal and Secretary of  NetApp, Inc.